EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							24-009

Date: April 24, 2024	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports First Quarter 2024 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss of $26.3 million, or $(0.17) per diluted share, for the first quarter 2024 compared to a net loss of $28.3 million, or $(0.19) per diluted share, for the fourth quarter 2023 and a net loss of $5.2 million, or $(0.03) per diluted share, for the first quarter 2023.  Net loss in the first quarter 2024 and the fourth quarter 2023 included pre-tax losses of approximately $20.9 million, or $(0.14) per diluted share, and approximately $37.3 million, or $(0.25) per diluted share, respectively, related to the retirement of our Convertible Senior Notes due 2026 (“2026 Notes”).

Helix reported adjusted EBITDA1 of $47.0 million for the first quarter 2024 compared to $70.6 million for the fourth quarter 2023 and $35.1 million for the first quarter 2023.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended
	3/31/2024	3/31/2023	12/31/2023
Revenues	$296,211	$250,084	$335,157
Gross Profit	$19,554	$15,184	$49,278
	7%	6%	15%
Net Loss	$(26,287)	$(5,165)	$(28,333)
Basic Loss Per Share	$(0.17)	$(0.03)	$(0.19)
Diluted Loss Per Share	$(0.17)	$(0.03)	$(0.19)
Adjusted EBITDA[1]	$46,990	$35,094	$70,632
Cash and Cash Equivalents[2]	$323,849	$166,674	$332,191
Net Debt[1]	$(5,685)	$91,278	$29,531
Cash Flows from Operating Activities	$64,484	$(5,392)	$94,737
Free Cash Flow[1]	$61,242	$(11,692)	$91,878

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We are pleased with our first quarter 2024 results, which reflect high utilization in Well Intervention, good seasonal performance in Robotics and the commencement of operations on the Q7000 offshore Australia.  We have also resumed production on our Thunder Hawk wells.  As expected, our Shallow Water Abandonment segment results reflect the seasonally slower winter activity in the Gulf of Mexico shelf, as well as a near-term softening in that market.  Our first quarter results improved year over year, with higher revenue, EBITDA and Free Cash Flow, despite the pull-back in Shallow Water Abandonment.  During the first quarter 2024, we retired the remaining 2026 Notes, and in early April we settled the Alliance earn-out, satisfying our significant near-term cash obligations.  With the elimination of the convertible notes, we have returned to a traditional capital structure and can continue to focus on the execution on our Energy Transition strategy.”

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below
[2] Excludes restricted cash of $2.5 million as of 3/31/23

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended
	3/31/2024	3/31/2023	12/31/2023
Revenues:
Well Intervention	$216,459	$142,438	$210,735
Robotics	50,309	49,222	62,957
Shallow Water Abandonment	26,853	49,381	61,995
Production Facilities	24,152	20,905	19,383
Intercompany Eliminations	(21,562)	(11,862)	(19,913)
Total	$296,211	$250,084	$335,157

Income (Loss) from Operations:
Well Intervention	$18,679	$(8,143)	$21,041
Robotics	5,450	5,094	9,224
Shallow Water Abandonment	(12,428)	6,822	12,032
Production Facilities	(1,543)	5,157	(985)
Change in Fair Value of Contingent Consideration	—	(3,992)	(10,927)
Corporate / Other / Eliminations	(11,434)	(13,241)	(15,005)
Total	$(1,276)	$(8,303)	$15,380

Segment Results

Well Intervention

Well Intervention revenues increased $5.7 million, or 3%, during the first quarter 2024 compared to the prior quarter primarily due to higher rates and utilization on the Q7000 and the Seawell, offset in part by lower contract rates in the Gulf of Mexico and lower utilization on the Well Enhancer.  The Q7000 was fully utilized and the Seawell had near-full utilization during the first quarter, whereas the vessels had approximately 39 days and 22 days, respectively, of paid transit and mobilization during the prior quarter.  Paid transit and mobilization days are included in the utilization rates, but all revenues during the transit and mobilization period are deferred.  The Well Enhancer in the North Sea had lower utilization during the first quarter as it underwent a 54-day scheduled dry dock, and the Q5000 had lower contract rates compared to the prior quarter.  Overall Well Intervention vessel utilization was 90% during the first quarter 2024 compared to 95% during the prior quarter.  Well Intervention operating income decreased $2.4 million during the first quarter 2024 compared to the prior quarter.  The decrease in operating income during the first quarter, despite the increase in revenue, was primarily due to our mix of contracting during the quarter.

Well Intervention revenues increased $74.0 million, or 52%, during the first quarter 2024 compared to the first quarter 2023.  The increase was primarily due to higher utilization on the Q7000 and the Q5000 and higher rates and utilization on the Seawell, offset in part by lower utilization on the Well Enhancer during the first quarter 2024.  The Q7000 had full utilization during the first quarter 2024 whereas the vessel was transiting from West Africa to Asia and undergoing regulatory and project-related dockings during the first quarter 2023, and utilization increased on the Q5000 during the first quarter 2024 as the vessel underwent a regulatory docking during the first quarter 2023.  The Seawell benefitted from being on contract during the entire first quarter 2024 in the western Mediterranean compared to having had lower seasonal utilization and rates in the North Sea during the first quarter 2023.  The Well Enhancer in the North Sea had lower utilization compared to the first quarter 2023 as it underwent a 54-day scheduled dry dock during the first quarter 2024.  Overall Well Intervention vessel utilization increased to 90% during the first quarter 2024 compared to 80% during the first quarter 2023.  Well Intervention operating income increased $26.8 million during the first quarter 2024 compared to the first quarter 2023 primarily due to higher revenues during the first quarter 2024.

Robotics

Robotics revenues decreased $12.6 million, or 20%, during the first quarter 2024 compared to the prior quarter.  The decrease in revenues was due to seasonally lower vessel, trenching and ROV activities during the first quarter 2024 compared to the prior quarter.  Chartered vessel activity decreased to 333 days utilization, or 74%, during the first quarter 2024 compared to 463 days utilization, or 97%, during the prior quarter, and chartered vessel days in the first quarter 2024 included approximately 64 days of standby utilization at reduced rates.  ROV and trencher utilization decreased to 58% during the first quarter 2024 compared to 68% during the prior quarter, and integrated vessel trenching days decreased to 85 days during the first quarter 2024 compared to 271 days during the prior quarter.  Robotics operating income decreased $3.8 million during the first quarter 2024 compared to the prior quarter primarily due to lower revenues.

Robotics revenues increased $1.1 million, or 2%, during the first quarter 2024 compared to the first quarter 2023 primarily due to higher chartered vessel days and trenching and ROV activities during the current year.  Chartered vessel days increased to 333 days during the first quarter 2024 compared to 295 days during the first quarter 2023, although chartered vessel days in the first quarter 2024 included approximately 64 days of standby utilization at reduced rates.  Chartered vessel utilization was 74% during the first quarter 2024 compared to 91% during the first quarter 2023.  ROV and trencher utilization increased to 58% during the first quarter 2024 compared to 56% during the first quarter 2023, and the first quarter 2024 included 85 days of integrated vessel trenching compared to 66 days during the first quarter 2023.  Robotics operating income increased $0.4 million during the first quarter 2024 compared to the first quarter 2023 primarily due to higher revenues during the first quarter 2024.

Shallow Water Abandonment

Shallow Water Abandonment revenues decreased $35.1 million, or 57%, during the first quarter 2024 compared to the previous quarter.  The decrease in revenues reflected seasonally lower utilization levels and an overall softer Gulf of Mexico shelf market across all asset classes.  Overall vessel utilization was 41% during the first quarter 2024 compared to 72% during the prior quarter.  Plug and Abandonment and Coiled Tubing systems achieved 626 days utilization, or 26%, during the first quarter 2024 compared to 1,386 days utilization, or 58%, during the prior quarter.  The Epic Hedron heavy lift barge was idle during the first quarter 2024 compared to having 70 days utilization, or 76%, during the prior quarter.  Shallow Water Abandonment operating income decreased $24.5 million during the first quarter 2024 compared to the prior quarter primarily due to lower revenue during the first quarter 2024.

Shallow Water Abandonment revenues decreased $22.5 million, or 46%, during the first quarter 2024 compared to the first quarter 2023.  The decrease in revenues is due to lower activity levels that are reflective of the variable nature of operator spending as well as higher customer concentrations in the Gulf of Mexico shelf market, resulting in lower vessel and system utilization during the first quarter 2024 compared to the first quarter 2023.  Overall vessel utilization was 41% during the first quarter 2024 compared to 58% during the first quarter 2023.  Plug and Abandonment and Coiled Tubing systems achieved 626 days utilization, or 26% on 26 systems, during the first quarter 2024 compared to 1,277 days utilization, or 68% on 21 systems, during the first quarter 2023.  The Epic Hedron heavy lift barge was idle during the first quarter 2024 compared to having 13 days utilization during the first quarter 2023.  Shallow Water Abandonment operating income decreased $19.3 million during the first quarter 2024 compared to the first quarter 2023 primarily due to lower revenue during the first quarter 2024.

Production Facilities

Production Facilities revenues increased $4.8 million, or 25%, during the first quarter 2024 compared to the prior quarter primarily due to higher oil and gas production following the well workover completion on the Thunder Hawk wells early in the first quarter 2024, which had been shut-in during the entire fourth quarter 2023.  Production Facilities incurred operating losses of $1.5 million during the first quarter 2024 compared to losses of $1.0 million during the previous quarter primarily due to workover costs on the Thunder Hawk wells of approximately $4.4 million higher than the prior quarter, offset in part by higher revenues during the first quarter 2024.

Production Facilities revenues increased $3.2 million, or 16%, during the first quarter 2024 compared to the first quarter 2023 primarily due to higher oil and gas production due to the Thunder Hawk wells being shut-in for planned maintenance during the first quarter 2023.  Production Facilities incurred operating losses of $1.5 million during the first quarter 2024 compared to operating income of $5.2 million during the first quarter 2023 primarily due to well workover costs of approximately $8.6 million related to the Thunder Hawk wells during the first quarter 2024.

Selling, General and Administrative and Other

Share Repurchases

Share repurchases totaled approximately 0.5 million shares for $5.0 million, of which approximately $0.9 million was accrued at quarter-end.

Selling, General and Administrative

Selling, general and administrative expenses were $21.0 million, or 7.0% of revenue, during the first quarter 2024 compared to $23.0 million, or 6.9% of revenue, during the prior quarter.  The decrease in expenses during the first quarter 2024 was primarily due to lower incentive compensation costs compared to the prior quarter.

Losses Related to Convertible Senior Notes

The loss of $20.9 million during the first quarter 2024 relates to the retirement of the remaining 2026 Notes.

Other Income and Expenses

Other expense, net was $2.2 million during the first quarter 2024 compared to $7.0 million of other income, net during the prior quarter.  Other expense, net during the first quarter 2024 primarily includes foreign currency losses related to the approximate 1% depreciation of the British pound on U.S. dollar denominated intercompany debt in our U.K. entities during the first quarter 2024.

Cash Flows

Operating cash flows were $64.5 million during the first quarter 2024 compared to $94.7 million during the prior quarter and $(5.4) million during the first quarter 2023.  Operating cash flows declined during the first quarter 2024 compared to the prior quarter primarily due to lower operating results and higher regulatory certification costs.  Operating cash flows increased during the first quarter 2024 compared to the first quarter 2023 primarily due to lower operating losses, higher working capital inflows and lower regulatory certification costs.  Regulatory certifications for our vessels and systems, which are included in operating cash flows, were $9.6 million during the first quarter 2024 compared to $3.3 million during the prior quarter and $17.2 million during the first quarter 2023.

Capital expenditures, which are included in investing cash flows, totaled $3.6 million during the first quarter 2024 compared to $3.4 million during the prior quarter and $6.7 million during the first quarter 2023.

Free Cash Flow was $61.2 million during the first quarter 2024 compared to $91.9 million during the prior quarter and $(11.7) million during the first quarter 2023.  The decrease in Free Cash Flow in the first quarter 2024 compared to the prior quarter was due primarily to lower operating cash flows in the first quarter 2024.  The increase in Free Cash Flow in the first quarter 2024 compared to the first quarter 2023 was due primarily to higher operating cash flows in the first quarter 2024.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

During the first quarter 2024, Helix retired the remaining approximate $40.2 million principal amount of the 2026 Notes for approximately $60.5 million in cash.  Helix also settled for cash the remaining capped calls that were hedging the 2026 Notes and received approximately $4.4 million.

Financial Condition and Liquidity

Cash and cash equivalents were $323.8 million on March 31, 2024.  Available capacity under our ABL facility on March 31, 2024, was $95.6 million, resulting in total liquidity of $419.4 million.  Consolidated long-term debt decreased to $318.2 million on March 31, 2024, from $361.7 million on December 31, 2023.  Consolidated Net Debt on March 31, 2024, was $(5.7) million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its first quarter 2024 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Thursday, April 25, 2024, at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-800-715-9871 for participants in the United States and 1-646-307-1963 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and decommissioning operations.  Our services are key in supporting a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude gains or losses on disposition of assets, acquisition and integration costs, gains or losses related to convertible senior notes, the change in fair value of contingent consideration, and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from asset sales and insurance recoveries (related to property and equipment), if any. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; any projections of financial items including projections as to guidance and other outlook information; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; the spot market; our current work continuing; visibility and future utilization; our protocols and plans; energy transition or energy security; our spending and cost management efforts and our ability to manage changes; oil price volatility and its effects and results; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and any subsequently identified legacy issues with respect thereto; developments; any financing transactions or arrangements or our ability to enter into such transactions or arrangements; our sustainability initiatives; future economic conditions or performance; our share repurchase program or execution; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions and the demand for our services; volatility of oil and natural gas prices; results from acquired properties; our ability to secure and realize backlog; the performance of contracts by customers, suppliers and other counterparties; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; the effectiveness of our sustainability initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
(in thousands, except per share data)	2024	2023

	(unaudited)

Net revenues	$296,211	$250,084
Cost of sales	276,657	234,900
Gross profit	19,554	15,184
Gain (loss) on disposition of assets, net	(150)	367
Acquisition and integration costs	—	(231)
Change in fair value of contingent consideration	—	(3,992)
Selling, general and administrative expenses	(20,680)	(19,631)
Loss from operations	(1,276)	(8,303)
Net interest expense	(5,477)	(4,187)
Losses related to convertible senior notes	(20,922)	—
Other income (expense), net	(2,216)	3,444
Royalty income and other	1,906	1,863
Loss before income taxes	(27,985)	(7,183)
Income tax benefit	(1,698)	(2,018)
Net loss	$(26,287)	$(5,165)

Loss per share of common stock:
Basic	$(0.17)	$(0.03)
Diluted	$(0.17)	$(0.03)

Weighted average common shares outstanding:
Basic	152,369	151,764
Diluted	152,369	151,764

Comparative Condensed Consolidated Balance Sheets

	Mar. 31, 2024	Dec. 31, 2023
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$323,849	$332,191
Restricted cash	—	—
Accounts receivable, net	219,844	280,427
Other current assets	62,064	85,223
Total Current Assets	605,757	697,841

Property and equipment, net	1,529,635	1,572,849
Operating lease right-of-use assets	358,285	169,233
Deferred recertification and dry dock costs, net	73,091	71,290
Other assets, net	47,046	44,823
Total Assets	$2,613,814	$2,556,036

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$120,375	$134,552
Accrued liabilities	163,797	203,112
Current maturities of long-term debt	8,965	48,292
Current operating lease liabilities	54,892	62,662
Total Current Liabilities	348,029	448,618

Long-term debt	309,199	313,430
Operating lease liabilities	314,351	116,185
Deferred tax liabilities	109,981	110,555
Other non-current liabilities	65,432	66,248
Shareholders' equity	1,466,822	1,501,000
Total Liabilities and Equity	$2,613,814	$2,556,036

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended
(in thousands, unaudited)	3/31/2024	3/31/2023	12/31/2023

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(26,287)	$(5,165)	$(28,333)
Adjustments:
Income tax provision (benefit)	(1,698)	(2,018)	8,721
Net interest expense	5,477	4,187	4,771
Other (income) expense, net	2,216	(3,444)	(6,963)
Depreciation and amortization	46,353	37,537	44,103
EBITDA	26,061	31,097	22,299
Adjustments:
(Gain) loss on disposition of assets, net	150	(367)	—
Acquisition and integration costs	—	231	—
Change in fair value of contingent consideration	—	3,992	10,927
General provision (release) for current expected credit losses	(143)	141	129
Losses related to convertible senior notes	20,922	—	37,277
Adjusted EBITDA	$46,990	$35,094	$70,632

Free Cash Flow:
Cash flows from operating activities	$64,484	$(5,392)	$94,737
Less: Capital expenditures, net of proceeds from asset sales and insurance recoveries	(3,242)	(6,300)	(2,859)
Free Cash Flow	$61,242	$(11,692)	$91,878

Net Debt:
Long-term debt including current maturities	$318,164	$260,460	$361,722
Less: Cash and cash equivalents and restricted cash	(323,849)	(169,182)	(332,191)
Net Debt	$(5,685)	$91,278	$29,531